Exhibit 99.1

October 19, 2012

Magellan Petroleum Announces Date for Annual Meeting

DENVER, October 19, 2012, /PRNewswire/ -- Magellan Petroleum Corporation (NASDAQ: MPET; ASX: MGN) today announced that the Company's upcoming annual meeting of shareholders will be held at 10:00 a.m. Mountain Time on January 16, 2013, at The Oxford Hotel, 1600 17th Street, Denver, Colorado. In addition, the Company announced that the Board of Directors has fixed November 19, 2012, as the record date for the determination of the shareholders of the Company entitled to notice of and to vote at the annual meeting of shareholders.

ABOUT MAGELLAN

Magellan is an independent energy company engaged in the exploration, development, production, and sale of crude oil and natural gas from currently held assets in the United States, Australia, and the United Kingdom. Traded on NASDAQ since 1972, the Company conducts its operations through two wholly owned subsidiaries, Nautilus Poplar LLC, which owns interests at Poplar, a highly attractive oil field in the Williston Basin, and Magellan Petroleum Australia Limited, a successful independent oil and gas company in Australia and the UK in existence since the 1960s. The Company's mission is to enhance shareholder value by maximizing the full potential of existing assets. Magellan routinely posts important information about the Company on its website at www.magellanpetroleum.com.

For further information, please contact:
Matthew Ciardiello, Manager, Investor Relations at (720) 484-2404